Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CAI International, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-143000, 333-159870 and 333-176369) on Form S-8 and (Nos. 333-168480 and 333-173540) on Form S-3 of CAI International, Inc. of our reports dated February 27, 2013, with respect to the consolidated balance sheets of CAI International, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Report on Form 10-K of CAI International, Inc.

/s/ KPMG LLP

San Francisco, California

February 27, 2013